UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 14, 2009

ARGENTEX MINING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-49995
(Commission File Number)

71-0867623
(IRS Employer Identification No.)

1112 West Pender Street, Suite 602, Vancouver, BC V6E 2S1
(Address of principal executive offices and Zip Code)

604.568.2496
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

On January 12, 2009, we entered into a subscription agreement with each of Romofin AG, S.J. Securities Ltd. and Efcleous Investments Ltd. pursuant to which each purchased one convertible debenture in the face amount of US$50,000 for a purchase price of US$50,000.

Each Debenture will be convertible into units at a conversion price of US$0.10 per unit, with each unit consisting of one share of our company’s common stock and one non-transferable share purchase warrant. Each non-transferable unit warrant will entitle the holder to purchase one additional share of our company’s common stock at an exercise price of US$0.15 for a period ending on the earlier of 24 months after the date of issue and the fifth anniversary of the date of the closing of the purchase of the convertible debentures.

Item 3.02 Unregistered Sales of Equity Securities

On January 14, 2009, we sold three convertible debentures, each in the face amount of US$50,000, to three arms-length investors for aggregate gross proceeds of US$150,000. Each convertible debenture is convertible into units at a conversion price of US$0.10 per unit. Each unit will consist of one common share and one non-transferable common share purchase warrant. Each of the share purchase warrants forming part of a unit upon conversion will entitle the holder to purchase one additional common share of the company at an exercise price of US$0.15 until they expire on the earlier of the date that is: (i) five years from the date the convertible debenture was issued and (ii) two years from the date that the convertible debenture is converted and the share purchase warrant is issued. We issued the securities to non U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933) in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Form of Subscription Agreement for Debentures.

99.1	News Release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARGENTEX MINING CORPORATION

/s/ Kenneth Hicks
By: Kenneth Hicks, President
Date: January 14, 2009